                                                                      EXHIBIT 11
                     COMPUTER NETWORK TECHNOLOGY CORPORATION
       Statement Re: Computation of Net loss Per Basic and Diluted shares
                      (in thousands, except per share data)
                                   (Unaudited)

                                                              Weighted
                                                           Average Shares    Per share
                                          Net Loss          Outstanding        Amount
                                          --------          -----------        ------




Three Months Ended April 30,
 2003:
  Basic                                   $ (2,082)            26,960          $  (.08)
  Dilutive effect of employee
  awards and options and                      --                 --             --
    convertible notes(1)
-------------------------------------------------------------------------------------------
  Diluted                                 $ (2,082)            26,960          $  (.08)
===========================================================================================
Three Months Ended April 30,
 2002:
  Basic                                   $(13,765)            30,441          $  (.45)
  Dilutive effect of employee
  awards and options and                      --                 --             --
    convertible notes(1)
-------------------------------------------------------------------------------------------
  Diluted                                 $(13,765)            30,441          $  (.45)
===========================================================================================





(1) Potential dilutive securities, consisting of convertible notes, outstanding stock options and shares issuable under the employee stock purchase plan, are excluded from the computation of diluted net loss per share due to their anti-dilutive effect.







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